UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 9, 2013

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010

(Address of principal executive offices) (Zip Code)

(213) 387-3200

(Registrant’s telephone number, including area
code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Wilshire Bancorp, Inc. (“the Company”), the holding company for Wilshire State Bank (“the Bank”), on September 9, 2013 appointed Jung Hak Son as Executive Vice President & Chief Marketing Officer, effective immediately. In this position, Mr. Son will manage a new unit called the New Business Marketing Group, which will be responsible for developing new business relationships for the Bank.

Mr. Son began his career at Pacific Union Bank, where he worked for 12 years in lending and branch management prior to the bank’s merger with Hanmi Bank.  Following the merger, Mr. Son served as a Branch Manager and then District Leader for three of Hanmi’s districts in the Los Angeles area.  In 2009, Mr. Son was appointed Chief Credit Officer for Hanmi and was later promoted to Executive Vice President in 2011.  Mr. Son has a Bachelor of Science degree in Accounting from Northeastern Illinois University.

Neither the Company nor Bank has entered into an employment agreement with Mr. Son in connection with his appointment. Mr. Son will receive a base annual salary of $250,000 and will be entitled to participate in the Bank’s existing bonus program whereby he will be eligible to receive annual incentive bonuses in amounts to be determined at the discretion of the Bank.  Under the Company’s 2008 Stock Incentive Plan, Mr. Son will also be granted stock options to purchase 20,000 shares of Wilshire Bancorp common stock. Mr. Son will be eligible to participate in the Company’s employee benefits plans, including its 401(k) Plan.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(c)        Exhibits

Exhibit 99.1       Press release, dated September 9, 2013, issued by Wilshire Bancorp, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: September 10, 2013	By:	/s/ Alex Ko
Alex Ko, Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated September 9, 2013, issued by Wilshire Bancorp, Inc.